Exhibit 10.3i

           AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
            EMPLOYMENT AND INDEMNIFICATION AGREEMENT


         This Amendment No. 2 to the Amended and Restated Employment and Indemnification Agreement as amended by Amendment No. 1 thereto dated as of February 11, 1997 (collectively the "Agreement"), dated as of April 1, 1996, is made by and between MAXICARE HEALTH PLANS, INC., a Delaware corporation (the "Company"), and Peter J. Ratican, an individual ("Executive") and is dated as of March 28, 1998.


                         R E C I T A L S


         WHEREAS, Executive presently serves as Chairman of the Board, Chief Executive Officer and President of the Company pursuant to the Agreement, exerting particularly diligent efforts in such capacities on behalf of the Company;

         WHEREAS, the Company and the Executive have agreed to amend the Agreement to modify the terms of: (i) Sections 7(f) and 8(a) relating to termination of the Agreement upon a "Change of Control" as such term is defined in Section 1 of the Agreement and (ii) Section 10 relating to the "Sale Bonus" as such term is defined in Section 10 of the Agreement; and

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the Company and Executive agree as follows:

         1. Section 7(f) of the Agreement is amended to add the following at the end of such Section:

              "... or this Agreement is terminated pursuant to Sections 7(a), 7(b), 7(c) or 7(e) above within one hundred and twenty (120) days after a Change of Control."

         2. Sections 8(a) (iii) and 8(a) (iv) are amended to add the following at the beginning of each Section:

              "Except in the event Executive's termination benefits are covered by Section 8(a) (ii) above in which case the provision of that section shall govern the payments due to the Executive,..."

         3. Section 10 of the Agreement is amended to delete the last paragraph thereof and to replace it with the following:

              "Notwithstanding any other provision of this Agreement, Executive shall nevertheless be entitled to his Sale Bonus if Executive's employment terminates pursuant to: (a) Section 7(b) for Good Reason or Section 7(e) hereof: (i) prior to a change of Control and the relevant sale agreement is executed by all the parties thereto within ninety (90) days after the date of Executive's termination or (ii) after a Change of Control and the relevant sale agreement is executed by all the parties thereto prior to April 1, 2001 or such other date thereafter as the term of this Agreement may be extended to; or (b) Section 7(f) and the relevant sale agreement is executed by all the parties thereto within one year from the date of Executive's termination; notwithstanding the foregoing, Section 10(a) and not Section 10(b) will apply with respect to any termination as a result of Section 7(b) for Good Reason or Section 7(e)."

         4. Except as expressly set forth herein, all of the terms and conditions contained in the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment No. 2 to the
Agreement has been executed as of the date first above written.


EXECUTIVE                             MAXICARE HEALTH PLANS, INC.

  /s/ Peter J. Ratican                    /s/  Alan Bloom
Peter J. Ratican
                                      By:   /s/  Alan Bloom

                                      Its:  Secretary